Exhibit 10.8

THIS LICENCE is made the 4th day of March

Two thousand and twenty five

BETWEEN HINTMAX DEVELOPMENT LIMITED (Business Registration Number 20128256) whose registered office is situate at72-761F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong (hereinafter called “the Licensor” which expression shall where the context so admits include their respective successors and assigns) of the one part and the person, firm or company set out in Part I of the Schedule hereto (hereinafter called “the Licensee”) of the other part.

WHEREAS:-

(1) The Licensor and the Licensee have on the signing hereof entered an offer to lease and/or tenancy agreement (hereinafter called the “Offer to Lease” and/or “Tenancy Agreement”) for leasing ALL THAT the premises as set out in Part II of the Schedule (“the Premises”) to the Licensee for a term of THIRTY TWO (32) MONTHS as described in the Offer to Lease and/or Tenancy Agreement (“the Term”).

(2) At the request of the Licensee, the Licensor agrees to grant to the Licensee a licence to allow the Licensee, as a licensee only, to enter the Premises prior to the commencement of the Term under the Tenancy Agreement for the use of the Premises for the user (the “User”) (as hereinafter defined) only which the Licensee has agreed to do in manner hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	The Licensor hereby grants unto the Licensee the Licence to enter into the Premises during the period of FOUR (4) months from 17 May 2024 (“the Licence Commencement Date”) (hereinafter referred to as “the Licence Period”).

2.	THE LICENSEE AGREES WITH THE LICENSOR as follows :-

(a)	Not to transfer the benefit of the Licence or part with the possession of the Premises or any part thereof.

(b)	To pay to the Licensor the licence fee and discharge all government rates, Service charges and other utility outgoings charged on the Premises as set out in Part III of the Schedule hereto in advance on the 1st day of each and every calendar month without deduction or set off (whether legal or equitable) during the Licence Period.

(c)	To constantly maintain and keep the Premises and any part thereof in a good repair clean and sanitary state and condition.

(d)	To use the Premises: -

for the user restricted to the purpose of an ancillary use in support of the Tenant’s proposed user as stipulated in as stipulated in clause 5 of the Offer Letter and Part VIII of the First Schedule of the said Tenancy Agreement (“the User”) only.

(e)	To satisfy itself or shall be deemed to have satisfied itself that the Premises are suitable for the User and the Licensee hereby agrees that it will at its own costs and expenses apply for any requisite licence or licence permits or permits from all governmental or public authorities in respect of using the Premises for the User and shall execute and comply with all Ordinances Regulations Orders Notices or Rules made by all competent governmental or public authorities in connection with the User and the Licensee hereby further agrees to indemnify the Licensor against all costs damages charges and expenses resulting from any breach by the Licensee of this clause.

(f)	In the event of any injury or death being caused to any person by the Licensee or his servants or agents or anyone present in the Premises or in any part of the Building with the express or implied consent of the Licensee or as a result of the Licensee’s use of the Premises for the Purposes, the Licensee will indemnify the Licensor against all costs damages charges and expenses in respect thereof.

(g)	To maintain adequate Third Parties insurance against any Third Parties claim as a result of accident or mishap arising within the Premises during the subsistence of this Licence.

(h)	To be responsible for whatever damage which may be caused to the Premises or any part of the Building through the act default or negligence of the Licensee, his contractors, servants or agents in using the Premises for the Purposes.

(i)	The Premises shall be handed over to the Licensee in such condition at the commencement of this Licence in accordance with the provisions of the Offer to Lease and/or Tenancy Agreement.

(j)	Upon notification by the Licensor or the Manager of the Building (“the Manager”), the Licensee shall permit the Licensor to enter into the Premises during the Licence Period for the completing of the Licensor’s Provisions and carrying out other works which the Licensor thinks fit and necessary.

(k)	To fully indemnify the Licensor against all claims, actions, suits, proceedings, demands, costs and expenses whatsoever which may be brought by any person, firm or company against the Licensor arising from and/or in connection with the use of the Premises by the Licensee for whatever reasons.

(l)	To take reasonable safety precaution applicable to the use of the Premises and to satisfy all claims arising therefrom. The Licensee shall not be allowed to attach anything which may cause damage to the Premises.

(m)

(i)	To install, fit out, alter and/or decorate the interior of the Premises in accordance with the terms and conditions set out hereto; the approved Licensee’s proposals for fitting-out; the requirements and provisions as defined in the Fitting-Out Guide, Fitting-Out Design Guide (if any) and any other conditions which the Licensor shall in its absolute discretion impose during the Licence Period.

(ii)	To pay the Fitting-Out Vetting Fees, Fitting-out Deposit (if any) specified in PART IV and PART V of the Schedule hereto by way of cash, autopay by way of direct debit authorization, cashier order or cheque issued by a licensed bank in Hong Kong upon signing of the Offer to Lease and/or Tenancy Agreement or the date of handover of the Premises (whichever is earlier) in accordance with the Fitting-Out Guide.

(iii)	If the Licensee commits any breach of Clause (i) and/or (ii) of this Clause (m) and fails to rectify such breach after receiving verbal or written warning from the Licensor or the Property Manager, the Licensor or its agent may in their absolute discretion deduct from the Fitting-out Deposit all damage or losses to the public facilities, cleaning, maintenance and unauthorized disposal of debris and fit-out materials; and/or any damage and/or losses arise as a result of and/or in connection with the breach of and/or noncompliance with the requirement(s), term(s) and /or condition(s) as set out in the Fitting-Out Guide. In the event of any deduction made by the Licensor from the Fitting-out Deposit in accordance with the provisions of this Licence Agreement and/or the Fitting-Out Guide during the Licence Period, the Licensee shall (without prejudice to the other rights and remedies of the Licensor which rights and remedies are hereby reserved) forthwith on demand make good the shortfall in accordance with the specification(s) of the Licensor.

(iv)	The obligation of the Licensee to make payment under Clause (m) shall be a condition precedent to the continuation of the tenancy hereby granted and failure to pay the Fitting-Out Vetting Fees (if any) and/or Fitting-out Deposit in accordance with the terms as set out in this Offer and/or the specification(s) of the Licensor shall justify forfeiture of the tenancy granted under this Licence Agreement (without prejudice to the other rights and remedies of the Licensor which rights and remedies are hereby reserved).

(v)	After the date of issuance of a Certificate of Satisfactory Completion by the Project Manager as prescribed in the Fitting-Out Guide and subject to any deduction of the Fitting-out Deposit and in so far if the Licensee has not paid any sum as required under Clause i, ii and iii of PART (III) of the Schedule, and/or if any payment of outstanding arrears made by the Licensee is less than the amount then due, the Licensor shall be entitled to apply and appropriate the balance of the Fitting-out Deposit against the longest outstanding arrears or treat the balance of Fitting-out Deposit as advance payment for rent, service charges, rates and promotion levy (if any) when there is no outstanding arrears and in the manner as the Licensor may determine at its sole discretion.

(n)	To effect and maintain adequate insurance coverage for the fixtures and fittings of the Premises (if any) and the third party for and during the Licence Period in relation to the liability for any loss, injury or damage to any person or property whatsoever caused through or by any act, default or neglect of the Licensee or its agents, servants, contractors etc. which might give rise to any claim for damages and indemnity and the Licensor shall not be liable for any claims, actions and/or proceedings arising out of the Licensee’s occupation of the Premises. The Licensee shall indemnify and keep the Licensor fully indemnified against any such claims, actions and/or proceedings.

(o)	Not to hold the Licensor liable or responsible for any loss or damage whatsoever and howsoever caused to the Licensee’s merchandise and/or fittings at the Premises.

(p)	Not cause any interruption or interference to the Licensor’s facilities of the Building in case of its use of the Premises.

(q)	To be solely responsible at its own costs and expenses for obtaining the necessary licence and permission (if any) to its business operation at the Premises from the relevant Government Authorities.

(r)	To be responsible for the periodic upkeeping and cleaning of the Premises at its own costs.

(s)	In the event of early determination of this Licence for whatever reason or if the Licensee ceases to be a Licensee of the Licensor in respect of the Premises or any part(s) thereof for any reason whatsoever, the Licensee shall at its sole expense remove all the goods and its associated debris (if any) and clean up the Premises to its original conditions and hand over up of the Premises as at the commencement of the Licence Period to the Licensor’s satisfaction. In the event the Licensee fails to remove the same, the Licensor shall be entitled to remove and dispose of the same at the expense of the Licensee and the costs thereof shall be recoverable from the Licensee as a debt.

(t)	To observe rules and regulations of the Building set out by the Licensor and the Manager.

(u)	To use and occupy the Premises at its own risk and the Licensee hereby releases to the full extent permitted by law the Licensor and the Licensor’s agents servants contractors and employees from all claims and demands of every kind resulting from any accident damage or injury occurring therein.

(v)	To use its best endeavour to take preventive measures to the satisfaction of the Licensor against noise pollution or other acts or things in or on the Premises which is/are or may be a nuisance or annoyance to the Licensor or to the other Licensees or occupiers of the Building.

3.	THE LICENSOR AGREES V/ITH THE LICENSEE as follows :-

(a)	Upon the signing hereof the Licensor shall deliver vacant possession of the Premises to the Licensee pursuant to Clause t hereof.

(b)	That the Licensee observing the terms conditions and agreements by the Licensee herein contained may enter into the Premises during the Licence Period without any interference from the Licensor.

4.	PROVIDED ALV/AYS AND IT IS MUTUALLY AGREED as follows:-

(i)	That if and whenever there shall be any breach of any of the terms conditions and agreements herein contained and on the Licensee’s part to be observed and performed it shall be lawful for the Licensor to determine this Licence without any prior notice to the Licensee and thereupon the Licensor shall be entitled to re-enter upon the Premises or any part thereof in the name of the whole and thereupon this Licence shall absolutely determine but without prejudice to any rights which may have accrued to the Licensor by reason of any antecedent breach of any of the terms obligations and agreements on the part of the Licensee herein contained.

(ii)	The Licensee hereby indemnify or keep indemnified the Licensor against all actions suits expenses and claims on account of non-compliance with the foregoing terms and conditions or any of them.

(iii)	This Licence shall not create any Landlord and Tenant relationship between the Licensor and the Licensee before the commencement of the Term of the Tenancy Agreement.

(iv)	The Licensor shall not be liable to the Licensee or any other person whomsoever,

i.	in respect of any loss or damage to person or property sustained by the Licensee or any other person caused by or through or in any way owing to:

1)	any defect in, or failure or breakdown of any of the services or facilities (insofar as the same are provide for the use and enjoyment by the Licensee under this Licence herein) for any reason whatsoever;

2)	any failure, malfunction or suspension of the supply of electricity, lifts, escalators, fire waning and fighting apparatus and installations or other utility or service to or provided in the Premises for any reason whatsoever.

ii.	for the security or safekeeping of the Premises or any person or contents therein. Nothing in the aforesaid shall be construed as imposing on the Licensor any duty to insure against any of the above liabilities which the Licensee hereby declares that it shall not in any event hold the Licensor or their agents, servants or employees liable.

(v)	Notwithstanding anything herein contained, the Licensee understands that this Licence shall be granted to the Licensee conditional upon execution of the Tenancy Agreement by the Licensee. The Licensee acknowledges and agrees that this Licence shall become automatically null and void upon rescission or cancellation of the Tenancy Agreement.

(vi)	If the Licensee shall have failed to pay the Licence Fees, Service charge and/or government rates on the date specified in Clause 2(b) hereof or shall have failed to pay all other outgoings and expenses (if any) in respect of the Premises within fourteen (14) days after the same shall have become payable (whether formally demanded or not), the Licensor shall without prejudice to its other rights and remedies hereunder, be entitled to charge and the Licensee shall pay interest on the said arrears of the Licence Fees, Service charges and/or government rates or outstanding amount of all other outgoings and expenses (if any) thereof at the rate of 0.05% per day shall be payable by the Licensee to the Licensor from and inclusive of the date the same are due until full payment together with all solicitor’s costs and disbursements on a solicitor and client basis incurred for demanding and enforcing payment of the said arrears or outstanding sums in Court or otherwise on demand and until payment the same shall be deemed a debt due and payable by the Licensee to the Licensor.

(vii)	The Licensor shall reserve its irrevocable right to name and/or rename the Building at its absolute discretion without reference to or the approval of the Licensee and the Licensee shall not be entitled by reason thereof to claim compensation for any loss damage or inconvenience of whatsoever nature occasioned thereby.

(viii)	Notwithstanding any provisions to the contrary in this Agreement, if at any time during the Term, the Licensor intends to sell, redevelop, refurbish, renovate, demolish or reinstate, or the holding company(ies) (whether ultimate, intermediate or immediate) of the Licensor (“the Holding Company(ies)”) intend(s) to sell indirectly, by way of disposal of its/their interest in the Licensor or through a change in the person or persons who owns or own the shares (voting or otherwise) or who otherwise has or have control in the shareholdings of the Licensor and/or its immediate holding company, the Premises or the whole or any part of the Building which includes the Premises (such intention shall be sufficiently evidenced by a certified true copy of the relevant Board Resolution of the Licensor or the Holding Company(ies) (as the case may be)), the Licensor shall be entitled to terminate this Agreement by giving the Licensee not less than six (6) months’ prior written notice (“the Termination Notice”). Upon expiration of the Termination Notice, this Agreement and everything herein contained (including the unexpired rent-free period (if any) and the option(s) to renew (if any) and whether the same has been exercised by the Licensee or not) shall be absolutely terminated and void and the Licensee’s right to remain in the Premises shall cease notwithstanding any rule of law or equity or licence or permit of whatsoever nature to the contrary and the Licensee shall forthwith reinstate and deliver vacant possession of the Premises to the Licensor in accordance with Clause 2 (s) and in the manner set forth therein without any right to claim for any loss (including but not limited to loss of profit and/or business), damages, costs, expenses or compensation whatsoever against the Licensor in such event. Such termination shall be without prejudice to either party’s right to claim for losses and damages against the other in respect of any antecedent breach. Provided further that in case of sale of the Premises or the whole or any part of the Building which includes the Premises by the Licensor or the Holding company(ies) in such manner as described above, if, after the Licensor or the Holding Company(ies) (as the case may be) having entered into an agreement with its purchaser for the purpose of such sale and the Licensor having given a Termination Notice to the Licensee but before the expiration of the Termination Notice, the completion of such sale does not take place in accordance with the terms of the said agreement for whatsoever reason, regardless of whether it is attributable to the default of either party thereto, the Licensor shall be entitled to withdraw the Termination Notice by giving the Licensee written notice to such effect and in which event the tenancy hereby granted and this Agreement shall not be terminated by reason of expiration of the Termination Notice and shall remain in force and effect as if the Termination Notice were never given to Licensee.

5.	This Licence shall forthwith be terminated upon the commencement of the Term of the Tenancy Agreement.

6.	Licence Deposit

(a)	The Licensee shall pay deposits in such amount and manner as specified and determined in Part IV of the Schedule hereto (“the Licence Deposit”) to secure its due performance of its obligations under this Licence and completion of reinstatement work in case of early termination pursuant to Clause 2(s) hereof. In the event of any breach or non-observance or non-performance of this Licence, the Licensor may forfeit the Licence Deposit or deduct the amount of any monetary loss incurred by the Licensor resulting from the breach or non- observance or non-performance by the Licensee and if the amount of the Licence Deposit is insufficient to compensate for the monetary loss of the Licensor, it shall be a condition precedent to the continuation of this Licence for the Licensee to forthwith pay to the Licensor such further sum as demanded by the Licensor to make up any shortfall. The Licensee shall make up any shortfall in the Licence Deposit resulting from any deductions.

(b)	The Licence Deposit shall be refunded to the Licensee without interest within SIXTY (60) days after the expiration or sooner determination of this Licence and after the settlement of the last outstanding claim by the Licensor against the Licensee in respect of any arrears of charges payable by the Licensee hereunder and any breach, non-observance or non-performance of any of the agreements, stipulations, terms and conditions herein contained or within SIXTY (60) days after reinstatement of the Premises by the Licensee to the satisfaction of the Licensor, whichever is later and subject to the Licensee’s full compliance of the terms as stated in Clause 2(s) hereunder. Notwithstanding the aforesaid and Provided that the Licensee have performed all the terms and conditions on the Licensee’s part to be observed and performed up to the expiry of the Licence Period and Provided Further That the Licensee shall continue in occupation of the Premises pursuant to the Offer to Lease or Tenancy Agreement to be entered into thereunder, the Licence Deposit or any remaining balance thereof (after deduction by the Licensor for any damage or loss that the Licensor has suffered or may suffer in connection with the Licensee’s breach, non*observance or non-performance of the terms hereof) shall be applied in partial payment of the Rental Deposit payable under Clause 11 (i) of the Offer to Lease.

(c)	Upon the expiration of the Licence Period, the Licensee authorizes herein the Licensor to transfer all Licence Deposit specified in Part IV of the Schedule (subject to deduction by the Licensor) hereto automatically to become the Rental Deposit described and payable under the Offer to Lease or formal Tenancy Agreement of the Term. In the event of any deduction being made by the Licensor from the Licence Deposit to settle the outstanding claim by the Licensor against the Licensee in respect of any arrears of any charges payable by the Licensee hereunder, the Licensee shall forthwith on demand by the Licensor make a further deposit equal to the amount so deducted.

(d)	The Licensee acknowledges that if after this Licence has been accepted by the Licensor and should the Licensee withdraw from this Licence hereby made or fail to comply with any of the undertakings or agreements contained in this Licence, the Licensor shall be at liberty to cancel this Licence and forfeit the Licence Deposit without prejudice to any other rights or claims the Licensor may have against the Licensee. The Licensor shall also be at liberty to rescind this Licence and to retain the Premises or any other parts thereof, or to re-let the same either as a whole or in part and in such a manner as the Licensor may deem fit without prejudice to any other rights or claims which the Licensor may have against the Licensee. In the event that this Licence is not accepted by the Licensor, the Licence Deposit will be refunded to the Licensee without any interest, compensation or cost.

7.	Fitting-out vetting Fees (if any)

(a)	Fitting-out vetting Fee on the Licensee’s Plans as particularized in Part V of the Schedule hereto of this Licence is the Licensor’s costs for considering and approving the Licensee’s Plans or any modifications or amendments thereof and if the Licensor or the Manager is required to consult others professionals in considering and approving the Licensee’s Plans or any modifications or amendments thereto, in order to match with the overall design standard of the Building, the Licensee shall pay for such additional professional charges or consultancy fee. The Licensee is fully aware that the Licensor and the Manager do not represent any government departments and public authorities in the approval of the Licensee’s Plans and the Licensee shall at its own expense obtain such approval.

8.	Each party shall bear its own legal costs and disbursements of and incidental to the preparation and completion of this Licence and it’s duplicate. The adjudication fee, the stamp duty (if any) and other disbursements payable thereon shall be borne and paid by the parties hereto in equal shares.

9.	It is hereby agreed and declared by the parties hereto that this Licence is not intended to confer and will not confer exclusive possession of the Premises upon the Licensee nor to create legal relationship of landlord and the tenant between the parties and the Licensee shall not be entitled to a Licence or a statutory periodic tenancy under the Licensor and Tenant (Consolidation) Ordinance (Cap. 7) or any other statutory of tenure now or upon determination of this Licence.

10.	It is expressly agreed and declared by the parties hereto that the Licence is entered into in circumstances which are special having regard to the particular purposes of the Licensor and the particular needs of the Licensee.

11.	The Licensee undertakes to the Licensor that the Licensee shall treat all information acquired by the Licensee (the “Confidential Information”) as private and confidential and safeguard it accordingly. The Licensee further undertakes to the Licensor that the Licensee shall not without the Licensor’s prior written consent disclose the Confidential Information to any person and the Licensee shall not use the Confidential Information directly or indirectly to procure a commercial advantage over the Licensor. The provisions of this clause shall survive the determination of this Licence.

12.	No person, firm, company or corporation who is not a party to this Licence shall have any right under the Contracts (Rights of Third Parties) Ordinance to enforce any term of this Licence except and to the extent that this Licence expressly provides otherwise without prejudice to any right of the Licensor provided in this Licence which is also applicable to and enforceable by or against such third party without resorting to the Contracts (Rights of Third Parties) Ordinance.

13.	It is hereby declared that this Licence shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto shall submit to the non-exclusive jurisdiction of the courts of Hong Kong.

14.	It is hereby declared that all references to “Hong Kong” shall mean the Hong Kong Special Administrative Region and “the Government” shall mean the Government of the Hong Kong Special Administrative Region.

15.	It is hereby declared that (if the context permits or requires) the singular number shall include the plural and the masculine gender shall include the feminine and the neuter.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE SCHEDULE ABOVE REFERRED TO

PARTI-THE LICENSEE

Keystone Capital Limited (Company No. 2315243) whose registered office is situate at Flat 02-03A, 19/F., FWD Financial Centre, 308 Des Voeux Road Central, Hong Kong

PART II - THE PREMISES

All those Office Unit Nos. 1902-03A on 19th Floor (as shown on the Floor Plan attached hereto and thereon coloured pink for identification purpose only) of 308 Central Des Voeux, 308 Des Voeux Road Central, Hong Kong (“the Building”) erected on ALL THOSE pieces or parcels of ground respectively registered at the Land Registry as The Remaining Portion of Section A of Inland Lot No.1220, Subsection 1 of Section D of Inland Lot No.1220, The Remaining Portion of Section D of Inland Lot No.1220, The Remaining Portion of Section A of Inland Lot No.1830, Inland Lot No.1831, The Remaining Portion of Section A of Inland Lot No.1832, Subsection 1 of Section A of Inland Lot No.1832, The Remaining Portion of Inland Lot No. 1832, The Remaining Portion of Inland Lot No.l833, Section A of Inland Lot No.1849, The Remaining Portion of Inland Lot No.1849 and The Remaining Portion of Inland Lot No.1850 (collectively “the Land”) more particularly described in the Tenancy Agreement dated the 4th day March of 2025.

PART III

(i)	THE LICENCE FEE

The monthly Licence Fee (exclusive of the government rates, service charges and other utility outgoings) shall be HONG KONG DOLLAR ONE ONLY (HK$1.00).

(ii)	SERVICE CHARGES

DOLLARS ELEVEN THOUSAND THREE HUNDRED TWENTY EIGHT AND CENTS SIXTY ONLY (HK$1 1,328.60) Hong Kong Currency per month (subject to periodic review by the Licensor and/or the Manager) payable in advance on the first day of each month. The Service Charges (subject to periodic reviews by the Licensor or the Manager) shall be payable monthly in advance on the 1’t day of each calendar month without any deduction, counterclaim or set-off (whether legal or equitable) or right to withhold.

(iii)	GOVERNMENT RATES

DOLLARS TWO THOUSAND NINE HUNDRED FIFTY ONLY (HK$2,950.00) Hong Kong Currency per month (subject to government periodic assessment) payable in advance on the first day of each month.

(iv)	ADJUDICATION FEE

The adjudication fee of the Licence and its duplicate shall be borne and paid by the parties equally. Upon signing this Licence, Licensee shall pay the adjudication fee of HK$50.00 to the Licensor.

PART IV

LICENCE DEPOSIT

DOLLARS TWO HUNDRED SIX THOUSAND SIXTY-FIVE AND CENTS EIGHTY ONLY (HK$ 206,065.80) Hong Kong Currency.

The Licence Deposit shall be payable upon signing of this Licence or upon the Licence Commencement Date (whichever is earlier) to secure our performance and observance of our obligations in this Licence.

PART V - FITTING-OUT VETTING FEES

Nil.

Signed by	) )
For and on behalf of Henderson Leasing Agency Limited, Agent for the Licensor whose signature(s) is/are verified by:	) ) ) ) )	/s/ Henderson Leasing Agency Limited

Signed by SIU WING KIN	) )
For and on behalf of the Licensee in the presence of:- /s/ NG YEE KI AIKI	) ) ) ) )	/s/ Keystone Capital Limited

308 Des Voeux Central, Hong Kong

Floor Plan For Units 1902-3A, 19/F

NOT TO SCALE

FOR IDENTIFICATION PURPOSE ONLY

Date the 4th day of March 2025

HINTMAX DEVELOPMENT LIMITED

AND

Keystone Capital Limited

LICENCE AGREEMENT (RENEWAL)

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